Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Meruelo Maddux Properties, Inc. 2007 Equity Incentive Plan of our report dated September 12, 2006 with respect to the combined financial statements and schedule of Meruelo Maddux Properties Predecessor, and our report dated December 29, 2006 with respect to the consolidated balance sheet of Meruelo Maddux Properties, Inc. and Subsidiary as of September 30, 2006, both included in the Registration Statement (Form S-11 No. 333-137457), as amended, and related Prospectus of Meruelo Maddux Properties, Inc. for the registration of 45,550,000 shares of its common stock.

/s/ Ernst & Young LLP

Los Angeles, California

January 29, 2007